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ElderTrust(TM)
    A Healthcare Real Estate                           101 East State Street
    Investment Trust                                   Suite 100
                                                       Kennett Square, PA  19348
                                                       T 888.234.REIT
                                                       T 610.925.4200
                                                       F 610.925.4351

Contact:  D. Lee McCreary, Jr.
          President & Chief Executive Officer
          (610) 925-4200
          www.eldertrust.com


                ElderTrust Announces U.S. Bankruptcy Court Action
                         Court Approves Motions As Filed
           Transactions Scheduled to be Completed by January 31, 2001


Kennett Square, PA (January 4, 2001)- ElderTrust (NYSE:ETT), a healthcare REIT, today reported that the U.S. Bankruptcy Court has approved as filed the Company's agreements with Genesis Health Ventures, Inc. (OTC:GHVIQ.OB) and The Multicare Companies. As was previously announced, the Company had reached agreements with Genesis and Multicare to restructure the lease and loan transactions between the entities. Under the terms approved, the entities have until January 31, 2001 to complete the transactions required under the agreements.

"We are very pleased with today's action by the bankruptcy court," said D. Lee McCreary, Jr., ElderTrust's President and Chief Executive Officer. "Next on our agenda is the completion of the agreed upon transactions by January 31. This, in turn, will pave the way for completion of the tentative agreement to extend our Bank Credit Facility"

The Bank Credit Facility extension agreement is, among other things, subject to successful completion of the agreements with Genesis and Multicare. There can be no assurance that agreements with Genesis and Multicare and the extension of the maturity date of the Bank Credit Facility will be completed as proposed. Completion of the Credit Facility extension is also subject to the successful negotiation and execution by ElderTrust and German American Capital Corporation of definitive documentation relating to the extension.

ElderTrust is a real estate investment trust that invests in real estate properties used in the healthcare services industry, principally along the East Coast of the United States. Since commencing operations in January 1998, and without giving effect to the agreements with Genesis and Multicare, the Company has acquired direct and indirect interests in 31 buildings and has loans outstanding of $31 million, net of allowance, in construction and term financing on eight additional healthcare facilities.
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ElderTrust
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Certain matters discussed within this press release may be deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although ElderTrust believes the expectations reflected in such forward-looking statements are reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from ElderTrust's expectations include the extent to which Genesis and Multicare continue to make lease and loan payments to the Company, completion of the agreements reached between ElderTrust and Genesis and Multicare, real estate conditions, the Company's ability to extend the maturity date of its Bank Credit Facility as described herein, changes in the economic conditions and other risks detailed from time to time in the Company's SEC reports and filings. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.


                       For more information on ElderTrust
                visit ElderTrust's website at www.eldertrust.com

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